Exhibit 99.1
NEWS RELEASE

Media Contact:	Investor Contact:
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
Shannon.Lapierre@thehartford.com	Richard.Costello@thehartford.com

JR Reilly
860-547-9140
JR.Reilly@thehartford.com
The Hartford Announces Pricing of Senior Notes Offering
HARTFORD, Conn., March 18, 2010 — The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced the pricing of its public offering of $1.1 billion aggregate principal amount of its senior notes. The public offering consists of $300 million of 4.0% Senior Notes due March 30, 2015, $500 million of 5.5% Senior Notes due March 30, 2020 and $300 million of 6.625% Senior Notes due March 30, 2040. This offering and The Hartford’s previously priced offerings of common stock and depositary shares are expected to close on or about March 23, 2010.
The Hartford plans, subject to approval, to use $425 million of the net proceeds from this offering, together with the net proceeds of its recent offerings of common stock and depositary shares and available funds, to repurchase the $3.4 billion of preferred shares issued to the U.S. Treasury under Treasury’s Capital Purchase Program. Remaining proceeds from the senior notes offering are planned to be used to pre-fund, in part, the maturity of The Hartford’s senior debt maturing in 2010 and 2011.
About The Offering
Goldman, Sachs & Co., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC are acting as joint bookrunning managers for the offering of senior notes.

About The Hartford
Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies.
HIG-F
This news release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com or by contacting J.P. Morgan Securities Inc. via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204.
Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Annual Report for fiscal year 2009 on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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